EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Fourth Quarter Earnings Report

Net Income for the twelve months ended December 31, 2007 was $4,871,000 compared to $4,129,000 for the same period in 2006. For the quarter ending December 31, 2007, net income was $1,575,000 compared to $1,107,000 for the quarter ended December 31, 2006. The flat yield curve which persisted through 2006 returned to a more normal curve in the latter half of 2007 which in turn increased the net interest margin that the bank relies on for much of its income. Net interest income for 2007 was $13,506,000 which compares to $11,901,000 for the same period in 2006. This is an increase of $1,605,000, or 13.49%. For the quarter ended December 31, 2007, net interest income was $3,740,000 compared to $2,979,000 for the same period in 2006. This too was an increase of $761,000, or 25.55%

Total assets on December 31, 2007 were $434,491,000, which compares to $416,268,000 as of December 31, 2006, an increase of 4.38%.  Compared to the December 31, 2006 figure of $269,383,000, net loans were up 7.34% at $289,163,000 as of December 31, 2007.

Deposits totaled $327,430,000 as of December 31, 2007, compared to $323,613,000 on December 31, 2006, an increase of 1.18%.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.